July 28, 2010

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549-7561

Commissioners:

We have read the first paragraph included in Item 4.01 of Form 8-K dated July 28, 2010, of American Resources & Development Company (“the Company), filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm in that paragraph.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

Mantyla McReynolds, LLC

Gateway 5 • 178 S Rio Grande Street, Suite 200 • Salt Lake City, Utah 84101 • (801) 269-1818 • Fax (801) 266-3481 • www.mmacpa.com